EXHIBIT 4.14

SECOND AMENDMENT TO OFFICE AND INDUSTRIAL LEASE AGREEMENT

THIS AMENDMENT is entered into on December 30, 2008, by and between LIBERTY PROPERTY PHILADELPHIA LIMITED PARTNERSHIP V, a Pennsylvania limited partnership (“Landlord”) and WUXI APPTEC INC., a corporation organized under the laws of Delaware (“Tenant”), successor to APPTEC LABORATORY SERVICES, LLC, a limited liability company organized under the laws of Minnesota (“Assignor”)

WHEREAS, Landlord, and Tenant are parties to that certain Office and Industrial Lease Agreement dated December 3, 2002, as amended by First Amendment dated December 30, 2005 (collectively, the “Lease”), with respect to Premises located at 4751 League Island Boulevard, Philadelphia, Pennsylvania; and

WHEREAS, Landlord and Tenant desire to further amend the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, and intending to be legally bound, Landlord and Tenant agree as follows:

1. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Lease.

2. Tenant and Assignor confirm that Assignor has assigned the Lease to Tenant and that Tenant has assumed all the obligations of Assignor under the Lease. Landlord confirms that Landlord has consented to the aforesaid assignment and assumption of the Lease.

3. A new paragraph is added at the end of Section 27 of the Lease, to read as follows:

“In lieu of maintaining an LC as required above, Tenant may at any time during the Term of this Lease, deposit with Landlord a cash sum equal to the required Security Deposit in the amount set forth above, which sum shall be retained by Landlord, without interest and not in trust or in a separate account, as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein. If at any time Tenant shall be in default under any of the provisions of this Lease, Landlord shall be entitled, at its sole discretion, to apply the Security Deposit to payment of (i) any Rent or other charge for the payment of which Tenant shall be in default, (ii) any expense incurred by Landlord in curing any default of Tenant, and/or (iii) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default. If any portion of the Security Deposit is used, applied or retained by Landlord for any purpose set forth above, Tenant shall, within 10 days after demand therefor is made by Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Any portion of such Security Deposit which shall not be utilized for any such purpose shall be returned to Tenant following the expiration of this Lease and proper surrender of the Premises to Landlord. The Security Deposit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant. At Tenant’s election from time to time Tenant may replace the cash Security Deposit with an LC that satisfies the criteria set forth above, whereupon Landlord shall repay to Tenant the un-applied portion of the cash Security Deposit.”

4.

(a) Except as expressly modified by this Amendment, the terms of the Lease shall remain unmodified. As modified hereby, the Lease shall continue in full force and effect.

(b) This Amendment shall be governed and construed according to the laws of the Commonwealth of Pennsylvania.

(c) This Amendment may be executed by facsimile. This Amendment may be executed in counterparts, all of which together shall be deemed to be one original document.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment on the date set forth above.

Landlord: LIBERTY PROPERTY PHILADELPHIA LIMITED PARTNERSHIP V

By:	/S/ JOHN S. GATTUSO
Name:	John S. Gattuso
Title:	Senior Vice President and Regional Director

By:	/S/ JAMES J. BOWEE
Name:	James J. Bowee
Title:	General Counsel
Tenant: WUXI APPTEC, INC.

By:	/S/ WILLIAM D. SMITH
Name:	William D. Smith
Title:	VP Futures and Administration
Assignor: APPTEC LABORATORY SERVICES, LLC

By:	/S/ WILLIAM D. SMITH
Name:	William D. Smith
Title:	VP Futures and Administration